Exhibit 18.1

GHP Horwath, P.C.

Member Crowe Horwath International

MANGAS EVEREST S.A.S.

CONSOLIDATED FINANCIAL STATEMENTS

THE PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010,

AND YEAR ENDED DECEMBER 31, 2011

MANGAS EVEREST S.A.S.

CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010,

AND THE YEAR ENDED DECEMBER 31, 2011

GHP Horwath, P.C. Member Crowe Horwath International

1670 Broadway, Suite 3000 Denver, Colorado 80202 +1 303.831.5000 +1 303.831.5032 Fax www.GHPHorwath.com

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Shareholders

Mangas Everest S.A.S.

We have audited the accompanying consolidated statements of financial position of Mangas Everest S.A.S. and subsidiaries (“the Company”) as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2011 and the nine-month period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mangas Everest S.A.S. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the year ended December 31, 2011 and the nine-month period ended December 31, 2010, in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a net loss of €86,434 for the year ended December 31, 2011, and has a retained deficit of €105,115 at December 31, 2011. In addition, the Company’s shareholders have provided significant financial support to the Company during the year ended December 31, 2011, and it is expected that the Company will continue to be economically dependent upon this financial support until it achieves profitable operations. However, such financial support cannot be assured. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GHP HORWATH, P.C.

Denver, Colorado
April 30, 2012

A GHP Financial Group Company

GHP Horwath, P.C. is an independent member firm of Crowe Horwath International, a Swiss verein. Each member firm of Crowe Horwath International is a separate and independent legal entity.

MANGAS EVEREST S.A.S.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS)

		2010	2011	2011
	Notes	EUR	EUR	USD
Net gaming revenue		38,482	38,058	49,243

Marketing expenses		(22,263)	(18,264)	(23,632)
Compensation expense		(12,106)	(16,101)	(20,833)
Depreciation and amortization		(7,555)	(9,506)	(12,300)
Administrative expenses		(5,748)	(10,856)	(14,047)
Bank and processor services		(4,580)	(4,594)	(5,944)
Professional services		(3,302)	(3,076)	(3,980)
Management fee- related party	12	(851)	(1,078)	(1,395)
Other expense		(199)	(988)	(1,278)
Goodwill impairment	5		(59,448)	(76,920)

Total expenses		(56,604)	(123,911)	(160,329)

Loss before tax		(18,122)	(85,853)	(111,086)
Income tax expense	3	(559)	(581)	(752)

Loss after tax		(18,681)	(86,434)	(111,838)

Other comprehensive loss:
Foreign exchange differences arising from translation of foreign currency financial statements		118	(1,994)	(2,580)

Total comprehensive loss for the period		(18,563)	(88,428)	(114,418)

MANGAS EVEREST S.A.S.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2010 AND 2011

(EXPRESSED IN THOUSANDS)

		2010	2011	2011
	Notes	EUR	EUR	USD
Assets
Non-current assets
Goodwill	5	74,352	12,815	16,581
Intangible assets, net	5	33,540	27,415	35,472
Property, plant and equipment	4	4,329	2,873	3,717
Other non-current assets		906	1,211	1,567

Total non-current assets		113,127	44,314	57,337

Current assets
Due from related parties	12	995	981	1,269
Prepaid and other current assets		296	1,574	2,037
Payment processor and other receivables, net		4,535	5,136	6,645
Cash and cash equivalents		18,698	8,937	11,564

Total current assets		24,524	16,628	21,515

Total assets		137,651	60,942	78,852

Equity and liabilities
Equity
Share capital	8	30,906	30,906	39,989
Share premium	9	94,010	94,010	121,640
Foreign exchange reserve	9	118	(1,876)	(2,427)
Retained deficit		(18,681)	(105,115)	(136,008)

Total equity		106,353	17,925	23,194

Liabilities
Current liabilities
Trade and other payables	6	4,703	7,767	10,050
Player account balances		18,506	14,710	19,033
Income tax payable	3	1,236	1,273	1,647
Due to related parties	12	4,456	18,194	23,540

Total current liabilities		28,901	41,944	54,270
Non-current liabilities
Other	7	2,397	1,073	1,388

Total liabilities		31,298	43,017	55,658

Total equity and liabilities		137,651	60,942	78,852

MANGAS EVEREST S.A.S.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS)

	Share	Share	Foreign Exchange	Retained	Total
	Capital	Premium	Reserve	Deficit	Equity
	EUR	EUR	EUR	EUR	EUR
Balance at April 1, 2010	2	—	—	—	2
Stock issuance	30,904	94,010			124,914
Total comprehensive loss	—	—	118	(18,681)	(18,563)

Balance at December 31, 2010	30,906	94,010	118	(18,681)	106,353

Total comprehensive loss	—	—	(1,994)	(86,434)	(88,428)

Balance at December 31, 2011	30,906	94,010	(1,876)	(105,115)	17,925

Balance at December 31, 2011 USD	39,989	121,640	(2,427)	(136,008)	23,194

MANGAS EVEREST S.A.S.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS)

		2010	2011	2011
	Notes	EUR	EUR	USD
Cash flows from operating activities:
Loss after tax		(18,681)	(86,434)	(111,838)
Adjustments for:
Depreciation and amortization		7,555	9,506	12,300
Provision for bad debt expense		—	448	580
Loss on disposal of PP&E		—	26	35
Goodwill impairment		—	59,448	76,920

Operating loss before working capital changes		(11,126)	(17,006)	(22,003)

Changes in assets and liabilities, net of business acquisition in 2010:
Decrease/(Increase) in payment processor and other receivables		3,544	(1,049)	(1,358)
Decrease/(Increase) in prepaid and other current assets		5,751	(1,278)	(1,654)
(Increase)/Decrease in due from related parties		(992)	14	18
Decrease/(Increase) in other non-current assets		2,232	(305)	(395)
Increase/(Decrease) in trade and other payables		(670)	3,064	3,965
Increase/(Decrease) in accrued liabilities		1,553	(845)	(1,093)
Increase in due to related parties		3,327	3,807	4,926
(Decrease) in player account balances		(7,189)	(3,796)	(4,912)

Net cash generated from (used in) operating activities before tax		(3,570)	(17,394)	(22,506)
Income taxes paid		(45)	(442)	(572)

Net cash generated from (used in) operating activities		(3,615)	(17,836)	(23,078)

Cash flows from investing activities
Acquisition of property, plant and equipment	4	(731)	(445)	(576)
Capitalized software development costs	5	(3,040)	(901)	(1,166)

Net cash used in investing activities		(3,771)	(1,346)	(1,742)

Cash flows from financing activities
Related party debt proceeds		—	9,257	11,978

Net cash (used in)/generated from financing activities		—	9,257	11,978

Net decrease in cash and cash equivalents		(7,386)	(9,925)	(12,842)

Cash and cash equivalents at beginning of the period		—	18,698	24,193
Opening cash balance in consolidation of Everest		25,867	—	—
Effect of change in foreign exchange rates on cash and cash equivalents		217	164	213

Cash and cash equivalents at end of year		18,698	8,937	11,564

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.	Organization, business, going concern and management’s plans:

Organization:

Mangas Everest S.A.S. (“Mangas Everest” or the “Company) was formed by BetClic Everest Group (“BEG”) as a limited liability holding company in France in December 2008. On January 21, 2010, Mangas Everest was reorganized into a French Stock Company for the purpose of acquiring the assets and liabilities of an online gaming business (referred to herein as “Everest”). Through April 7, 2010, Everest was wholly-owned by Gigamedia Limited (“GigaMedia”), a company incorporated in Singapore.

On December 15, 2009, GigaMedia entered into a Stock and Asset Purchase Agreement (the “SAPA”) with BEG to sell 60 percent of Everest for approximately 100 million USD (€75 million) in cash, subject to certain post-closing adjustments. The closing of the sale occurred on April 8, 2010. The sale of the remaining 40 percent is subject to a put and call mechanism in place between GigaMedia and BEG, as defined in the SAPA. GigaMedia has the option to put all or part of its remaining 40 percent interest to BEG in each of 2013, 2014, and 2015 at a mutually agreed upon price considering all relevant facts and circumstances after the end of each year. If the put option held by GigaMedia is not fully exercised, BEG will have the option to call the remaining interest held by GigaMedia in each of 2015 and 2016.

In accordance with the terms of the transaction, Mangas Everest is 60 percent owned by BEG, which operates in the sports betting and online gaming industry, primarily in continental Europe, with a significant market presence in France; and is 40 percent owned by GigaMedia, which operates in the online gaming industry, primarily in Asia. Since the date of the acquisition, Mangas Everest has operated through its 11 majority-owned subsidiaries. See Note 16.

The acquisition of Everest by BEG was accounted for by the Company using the acquisition method of accounting. The retained interest was measured at fair value and includes GigaMedia’s proportionate share of the goodwill recognized in the transaction. BEG acquired a controlling interest in Everest to enhance its position as a major European operator in the online gaming space. In addition, the acquisition was completed by BEG to better diversify its product mix by investing in a predominate poker brand within its core market of France. By acquiring a controlling interest in Everest, BEG is also able to enjoy synergies by adopting Everest’s poker, casino, e-commerce and affiliate software at its other online destinations. These were the primary factors among others, which contributed to a purchase price in excess of the fair market value of the net tangible assets and intangible assets acquired, resulting in goodwill being recognized.

The results of Everest have been included in the Company’s consolidated financial statements since April 1, 2010. Prior to the acquisition, the Company was dormant.

The consolidated financial statements were authorized for issue by resolution of the board of directors on April 30, 2012. The registered office of Mangas Everest is at 5 Rue Francois, 1ER 75008 Paris, France and its operations are conducted primarily in North America and Malta. Most of the Company’s customers are located in Europe.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.	Organization, business, going concern and management’s plans (continued):

Business:

Everest owns and operates an online gaming business concentrated primarily in continental Europe via its two poker websites and eight casino websites.

Going concern and management’s plans:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a working capital deficit of €25,316 at December 31, 2011, incurred a net loss of €86,434 and €18,681 for the year ended December 31, 2011 and the nine month period ended December 31, 2010, respectively, and has a retained deficit of €105,115 as of December 31, 2011. The Company has not generated cash flows from operations and has primarily relied upon advances from its shareholders to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern. Management’s plans with regards to these conditions are described below.

During the nine months ended December 31, 2010 and through December 31, 2011, Everest has experienced a significant decrease in net gaming revenue and a significant increase in loss after tax as compared to prior years. The Company experienced a broad-based downturn in revenue during the period April 1, 2010 through December 31, 2011, and failed to cut costs quickly and significantly enough to offset this downturn. The Company was unable to recruit as many players as forecasted, and those players that were recruited generated less revenue on average because they either played less frequently or played over a shorter lifespan than in prior years.

While there is no guarantee that the Company will be able to meet the operational and financial requirements of its 2012 budget and limit the use of cash, the Company’s business plan is focused on controlling costs and conserving cash. Management successfully obtained equipment financing in 2010 and 2011. The Company was also able to proactively control marketing costs and related promotional campaigns, which is its largest operating expense. In addition, in January 2012, the Company entered into a bridge loan agreement with BEG for approximately €6,400, of which €4,500 was used to repay related party debt outstanding at December 31, 2011, and the remaining amount is to be used for operational purposes. On April 19, 2012, the Board of Directors approved the conversion of the bridge loan to equity. The board members agreed to convene on April 30, 2012 to have the share capital increase approved by the shareholders of the Company. Upon the approval, BEG’s ownership interest in Mangas Everest will increase to 66.34 percent (See Note 17). Management believes that these factors, in combination with the potential for future cash contributions by the Company’s shareholders, should provide adequate capital resources to fund the Company’s operations in the near term. However such financial support is not assured. The Company will continue to have a high degree of economic dependence upon such financial support until it achieves consistently profitable operations.

Should the Company fail to obtain required capital when needed, or fail to continue to limit the use of cash in accordance with management’s plans, this could have a material adverse effect on its business, results of operations and financial condition, and the Company could be required to reduce its level of operations, delay product improvements or take other actions to diminish the amount of cash used in its business.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2.	Summary of significant accounting policies:

Statement of compliance:

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), which have been consistently applied. The consolidated financial statements have been prepared on the historical cost and accrual basis and are presented in Euro (‘€’ or ‘EUR’). The amounts expressed in United States dollars (“US$” or “USD”) are presented solely for the convenience of the readers and are translated at a rate of US$ 1.2939 to 1.00 EUR, the approximate rate of exchange at December 31, 2011. Such translations should not be construed to be the amounts that would have been reported under accounting principles generally accepted in the United States of America (“US GAAP”).

New accounting standards and interpretations:

To the extent that new IFRS requirements are expected to be applicable in the future, they have been summarized hereafter. For year ended December 31, 2011, they have not been applied in preparing these consolidated financial statements.

IFRS 9, financial instruments (2015):

IFRS 9, Financial Instruments (“IFRS 9”) was issued by the International Accounting Standards Board (“IASB”) on October 28, 2010, and will replace IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”). IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Two measurement categories continue to exist to account for financial liabilities in IFRS 9, fair value through profit or loss (“FVTPL”) and amortized cost. Financial liabilities held for trading are measured at FVTPL, and all other financial liabilities are measured at amortized cost unless the fair value option is applied. The treatment of embedded derivatives under the new standard is consistent with IAS 39 and is applied to financial liabilities and non-derivative hosts not within the scope of this standard.

IFRS 9 is effective for annual periods beginning on or after January 1, 2015. The Company is currently evaluating the impact, if any, of IFRS 9 on its consolidated financial statements.

IFRS 13, fair value measurement (2013)

IASB issued IFRS 13, Fair value measurement (“IFRS 13”) on May 12, 2011. IFRS 13 provides guidance on how fair value measurement should be applied whenever its use is already required or permitted by other standards within IFRS. IFRS 13 is effective for annual periods beginning on or after January 1, 2013 with earlier application permitted. The Company is currently evaluating the impact, if any, of revised IFRS 13 on its consolidated financial statements.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2.	Summary of significant accounting policies (continued):

Critical accounting policies, estimates and judgments:

Included in this note are accounting policies that management has determined to require estimates, judgments and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year. These policies, together with references to the related notes to the financial statements, can be found as follows:

Income taxes	Note 3
Property, plant and equipment	Note 4
Intangible assets and impairment of goodwill	Note 5
Derivative liabilities	Note 7

Use of estimates:

Preparation of the financial statements in conformity with IFRS requires the use of judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each period. Actual results could differ from those estimates.

Consolidation:

Subsidiaries are companies controlled, directly or indirectly, by Mangas Everest. Control exists where the Company has the power to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities. The financial information of subsidiaries is included in the consolidated financial statements using the acquisition method of accounting, and are consolidated from the date of acquisition (the date on which control of the subsidiary effectively commences).

On the date of acquisition, the assets and liabilities of the relevant subsidiaries are measured at their fair values.

All intercompany transactions, balances, income and expenses are eliminated on consolidation.

Functional currency:

Items included in the consolidated financial statements of the Company are measured using the currency of the primary environment in which it operates (“the functional currency”). The Company’s principal operations are conducted in the US$. However, the parent company’s reporting currency is the Euro; therefore, the consolidated financial statements are presented in the Euro. Transactions in currencies other than US$ are translated at the foreign exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies (primarily intercompany accounts) are translated to the functional currency (U.S. dollars) at the foreign exchange rate prevailing at the statement of financial position date. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Net exchange gains of €127 were recognized in earnings for the nine months ended December 31, 2010. Net exchange losses of €490 were recognized in earnings for the year ended December 31, 2011. Exchange gains and losses are reported as a component of other expense.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2.	Summary of significant accounting policies (continued):

Revenue:

The Company’s revenues are derived from internet poker and casino game activity operated by one of the Company’s wholly-owned subsidiaries, Everest Gaming Limited. The Company generates revenues by providing and promoting online games of skill and chance that are available on its free download gaming software. Revenues derived from the Company’s online gaming software platform are recognized at the time games are played and are net of player winnings. Transaction fee revenues derived from the Company’s online multi-player poker platform are recognized as services are provided. Revenue is measured at the fair value of the consideration received or receivable. Revenue is not recognized until game play has concluded. Pending wagers and player balances are recognized as current liabilities. Approximately 39% of revenue recorded during the year ended December 31, 2011 and 36% of revenue recorded in the nine months ended December 31, 2010 is associated with players residing in France.

Goodwill:

Goodwill represents the excess of the cost of an acquisition over the Company’s share of the fair value of the identifiable assets and liabilities of an acquired subsidiary, associate or jointly-controlled entity.

Externally acquired intangible assets:

Intangible assets are recognized on business combinations if they are separate from the acquired entity or give rise to other contractual or legal rights. Identifiable assets are recognized at their fair value at the acquisition date. The identified intangibles are amortized over the useful economic life of the assets.

Internally developed intangible assets - software development expenditures:

Expenditures incurred to develop gaming, affiliate and e-commerce software are capitalized only where the expenditure will lead to new or substantially improved products or processes, the products or processes are technically and commercially feasible and the Company has sufficient resources to complete development. The expenditures capitalized include the cost of outside consultants, labor and an appropriate proportion of overheads. All other development expenditures are expensed as incurred.

Amounts capitalized during the nine months ended December 31, 2010 and the year ended December 31, 2011 are amortized using the straight-line method, which is applied over the estimated useful life of the software, which is a weighted average of four years.

Subsequent expenditures on capitalized intangible assets are capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditures, including those incurred in order to maintain the related intangible assets’ current level of performance, are expensed as incurred.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2.	Summary of significant accounting policies (continued):

Amortization of intangible assets:

Amortization is provided to amortize the cost of all intangible assets, with the exception of goodwill, evenly over the periods the Company expects to benefit from their use, and varies between:

Trademarks/Brand names/Domain names	2 – 11 years
Internally-developed software	2 – 5 years
Player lists	5 years

Property, plant and equipment:

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to the working condition and location for its intended use. Expenditures incurred after property, plant and equipment have been put into operation, such as repairs and maintenance, is normally expensed in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the property, plant and equipment, and the expenditure of the item can be measured reliably, the expenditure is capitalized as an additional cost of that asset.

Depreciation is calculated on a straight-line basis to depreciate the cost of property, plant and equipment, less any estimated residual values, over the following estimated useful lives:

Computers and software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Term of lease

The gain or loss on disposal or retirement of an item of property, plant and equipment recognized in the profit or loss is the difference between the net sales proceeds and the carrying amount of the asset.

Impairment of goodwill, other intangibles and property, plant and equipment:

At the end of each reporting year, or sooner if necessary, the Company reviews the carrying amounts of its goodwill, other intangibles and property, plant and equipment to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

The recoverable amount is the higher of fair value less costs to sell and/or value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2.	Summary of significant accounting policies (continued):

Impairment of goodwill, other intangibles and property, plant and equipment (continued):

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized as an expense immediately, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized as income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase. Impairment related to goodwill is not reversed.

There were no impairment losses or recoveries recorded during the nine months ended December 31, 2010. An impairment loss of €59,448 on goodwill was recorded during the year ended December 31, 2011. See Note 5.

Financial assets:

The Company’s financial assets include the following:

•

Payment processor receivables are short-term monetary assets which are recognized at fair value less impairment and other related provisions. Provisions are recognized when there is objective evidence (primarily default or significant delay in payment) that the Company will be unable to collect all of the amounts due. The amount of such a provision is the difference between the net carrying amount and the present value of the future expected cash flows associated with the impaired receivable. Management estimates that a provision for uncollectible accounts of €0 and €448 was necessary at December 31, 2010 and 2011, respectively. The Company’s payment processor receivables are primarily due from Payment Service Providers (“PSP”s). These PSPs perform credit checks of each player who deposits money on the website. The PSPs retain a percentage of the deposits to cover any potential charge-backs. The Company considers all other amounts held by the PSPs as fully collectible.

•

Cash and cash equivalents are comprised of balances held at financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible into known amounts of cash. Cash equivalents include unrestricted short-term bank deposits originally purchased with maturities of three months or less. Cash and cash equivalents earned an average effective interest rate of 0.2% and 0.5% per annum during the year ended December 31, 2011 and the nine months ended December 31, 2010, respectively. These balances are primarily held in USD.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2.	Summary of significant accounting policies (continued):

Financial liabilities:

The Company’s financial liabilities include the following items:

•

Player account balances represent the outstanding obligations the Company owes to its players including net deposits received, undrawn winnings, jackpots, tournament prize pools and certain promotional bonuses. The carrying amount of player liabilities approximate their fair value which is based on the net present value of expected future cash flows.

•

Trade payables and other short-term monetary liabilities are initially recognized at fair value and subsequently carried at amortized cost using the effective interest rate method, unless the effect of discounting would be immaterial. In such cases, they are stated at cost. Trade payables generally have credit terms of 30 to 60 days.

•

Derivative financial liabilities are recorded at fair value in which periodic adjustments to the fair value of the liability are recognized through profit or loss. In 2010, the Company entered into a contract with a media firm that included a commitment that met the definition of a derivative, as the underlying value of the amount owed correlated to a specific benchmark, which was the calculated value of the Company as defined in the contract. As of December 31, 2010, the liability had a carrying amount that approximated fair value. Fair value was determined by using Level 3 measurements as the fair value was obtained using inputs for the liability that are not based on observable market data. In October 2011, the contract was terminated and the corresponding derivative liability was written down to zero, see Note 7.

Provisions and contingent liabilities:

Provisions are recognized when it is probable that the present obligations will lead to an outflow of resources which can be estimated reliably. The timing or amount of the outflow may still be uncertain. A present obligation arises from the presence of a legal or constructive agreement that has resulted from past events.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the end of each reporting period, including the risks and uncertainties associated with the present obligation. Any reimbursement expected to be received in the course of settlement of the present obligation is recognized as a separate asset, not exceeding the amount of the related provision. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. In addition, long term provisions are discounted to their present values, where time value of money is material.

In cases where the possible outflow of economic resources as a result of present obligations is considered impossible or remote, or the amount to be provided for cannot be measured reliably, no contingency liability is recognized.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2.	Summary of significant accounting policies (continued):

Income tax:

The Company is liable for income taxes in France as well as for its subsidiaries in the United States, Malta, Canada, Gibraltar and the United Kingdom. Judgment is required in determining the provision for income taxes. There are also claims for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for expected tax issues based on estimates of whether additional taxes will be due. If the final outcome of these tax matters is different from the amounts that were initially recognized, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Income tax for each year consists of current and deferred tax unless the effect of the deferral would be immaterial. Current tax expense is the expected tax payable on the taxable income for the period using tax rates enacted at the statement of financial position date. Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method.

Deferred tax liabilities are generally recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized. Such assets and liabilities are not recognized if the temporary difference arises from the initial recognition of assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at the statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

Deferred tax is calculated at the tax rates that are expected to apply in the year when the liability is settled or the asset realized. Deferred tax is charged or credited to profit or loss, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also recorded to equity.

At December 31, 2010, deferred tax was not significant, and as such, no tax deferral was recorded. At December 31, 2011, a deferred tax asset of €296 was recorded and included as a component of other non-current assets. A deferred tax liability of €55 was recorded in current liabilities.

Advertising expenses:

Advertising expenses are included in marketing expenses. Expenditures on advertising and promotion activities are generally recognized as an expense when it is incurred. Sponsorship cost is expensed over the later of the actual sponsored activity or television airing of the sponsored activity. In the event a sponsored activity has not concluded or aired on television as of period end, a proration is calculated and the cost related to the incomplete or unaired portion of the sponsored activity is deferred to the period of completion or television airing. In these cases, the cost of the incomplete or unaired sponsor activity is capitalized as a prepaid. No amounts were capitalized at December 31, 2011 or 2010.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2.	Summary of significant accounting policies (continued):

Operating leases:

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases. Annual rentals applicable to such operating leases are charged to expense on a straight-line basis over the lease term. Lease incentives received are recognized as an integral part of the aggregate net lease payments made. Provisions for onerous contracts are made at the fair value of the minimum unavoidable payments, net of any amounts recoverable. As of December 31, 2011 a provision for onerous contracts of €570 has been recorded related to an office lease. See Note 11.

Segment reporting:

An operating segment is a distinguishable component of the Company that engages in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity), whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

For the periods ended December 31, 2011 and 2010, management has determined that the Company has one operating segment.

Reclassifications:

Certain 2010 balances have been reclassified to conform to the 2011 financial statement presentation.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

3.	Income tax and other tax expense:

Income tax expense totaled €559 and €581 for the nine months ended December 31, 2010 and the year ended December 31, 2011, respectively, and represents current tax expense incurred in the following jurisdictions:

	2010
Jurisdiction	Profit (loss) before income tax-EUR	Effective Tax Rate	Tax Expense (Benefit)-EUR
United States	1,065	40%	426
United Kingdom	94	45%	42
Malta	(19,577)	5%	(979)
Canada	276	33%	91
Other	20	—	—

	(18,122)		(420)

Allowance on deferred tax benefit			979

Income tax expense			559

	2011
Jurisdiction	Profit (loss) before income tax-EUR	Effective Tax Rate	Tax Expense (Benefit)-EUR
United States	1,177	40%	471
United Kingdom	62	29%	18
Malta	(66,194)	5%	(3,310)
Canada	278	33%	92
France	(7,175)	33%	(2,368)
Other	(14,001)	—	—

	(85,853)		(5,097)

Allowance on deferred tax benefit			5,678

Income tax expense			581

Deferred tax benefits were generated primarily by the Company’s subsidiary in Malta. Malta has an effective tax rate of 5%. The Company did not record this deferred tax benefit due to uncertainty of generating future profits that would allow for the realization of the related deferred tax asset. Deferred tax assets primarily relate to this income tax operating loss carry forward generated from the Company since inception.

The Company is required by law to pay an income tax to the Malta Inland Revenue. Through August 2011, the Company was also paying a monthly gaming tax to the Malta Gaming Authority of approximately €50 per month, which is based on a calculation provided by the Malta Gaming Authority. Starting in September 2011, the Company began paying a monthly gaming tax to the Gibraltar Gaming Authority of approximately €23 per month. The Company is also paying gaming taxes in Spain. The Company has not decided if it will apply for a gaming license in Spain. The Company is accruing taxes related to the Gibraltar license and the country of Spain at approximately €53 per month as of December 31, 2011. Gaming taxes are recorded in other expense

As of December 31, 2011 and 2010, the Company has an income tax payable recorded of €1,273 and €1,236, respectively, of which €724 is related to taxes owed on profits generated prior to April 1, 2010.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

4.	Property and equipment:

	Office Equipment EUR	Leasehold Improvements EUR	Furniture & Fixtures EUR	Total EUR
Nine months ended December 31, 2010
Acquisition	3,447	1,486	436	5,369
Additions	730	1		731
Translation differences on gross value	(29)	(4)	(2)	(35)
Depreciation charge	(1,440)	(261)	(95)	(1,796)
Translation differences on depreciation	46	11	3	60

Closing net book amount	2,754	1,233	342	4,329

At December 31, 2010
Cost	4,148	1,483	434	6,065
Accumulated depreciation	(1,394)	(250)	(92)	(1,736)

Net book amount	2,754	1,233	342	4,329

Year ended December 31, 2011
Beginning balance at January 1, 2011	2,754	1,233	342	4,329
Additions	440	5		445
Disposals	(154)	(77)	(51)	(282)
Translation differences on gross value	280	61	18	359
Depreciation charge	(1,453)	(318)	(120)	(1,891)
Depreciation disposal	137	69	50	256
Translation differences on depreciation	(283)	(43)	(17)	(343)

Closing net book amount	1,721	930	222	2,873

At December 31, 2011
Cost	4,714	1,472	401	6,587
Accumulated depreciation	(2,993)	(542)	(179)	(3,714)

Net book amount	1,721	930	222	2,873

Property, plant and equipment held by the Company are located in the US, Canada, France, Malta, and the United Kingdom.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

5.	Intangibles:

	Goodwill	Internally Developed Software	Player List	Brand Names	Other Intangibles	Total
	EUR	EUR	EUR	EUR	EUR	EUR
Nine months ended December 31, 2010
Acquisition	74,473	13,595	12,859	9,327	478	110,732
Additions		3,040				3,040
Translation differences on gross value	(121)	(86)	(21)	(16)	(1)	(245)
Amortization charge		(2,967)	(1,968)	(649)	(175)	(5,759)
Translation differences on amortization		64	42	14	4	124

Closing net book amount	74,352	13,646	10,912	8,676	306	107,892

At December 31, 2010
Cost	74,352	16,549	12,838	9,311	477	113,527
Accumulated amortization		(2,903)	(1,926)	(635)	(171)	(5,635)

Net book amount	74,352	13,646	10,912	8,676	306	107,892

Year ended December 31, 2011
Beginning balance at January 1, 2011	74,352	13,646	10,912	8,676	306	107,892
Additions		901				901
Goodwill impairment	(59,448)					(59,448)
Translation differences on gross value	(2,089)	609	420	305	15	(740)
Amortization charge		(4,116)	(2,465)	(813)	(220)	(7,614)
Translation differences on amortization		(407)	(249)	(82)	(23)	(761)

Closing net book amount	12,815	10,633	8,618	8,086	78	40,230

At December 31, 2011
Cost	12,815	18,059	13,258	9,616	492	54,240
Accumulated amortization		(7,426)	(4,640)	(1,530)	(414)	(14,010)

Net book amount	12,815	10,633	8,618	8,086	78	40,230

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

5.	Intangibles (continued):

The fair value of the acquired intangibles was based on the income approach using discounted cash flow projections at the time of acquisition. The fair value of the player list takes into account the expected impact of player attrition. Additions to internally developed software represent software infrastructure assets that have been developed and generated internally. Intangibles are being amortized over their estimated useful economic lives of between two and eleven years.

In accordance with IAS 36, the Company regularly monitors the carrying value of its intangible assets. The Company has determined that it has one cash-generating unit (“CGU”). The recoverable amount of the CGU was determined based on value-in-use and employs a valuation model based on discounted cash flows (“DCF”). The DCF model uses earnings projections based on financial plans developed by management and approved by the Board of Directors which, for purposes of the goodwill test, are extrapolated over a five-year period. A probability factor was applied to these DCF’s in order to derive estimated future earnings, which are then discounted to their present value. A pre-tax discount rate of 13% was used. Cash flows beyond the five-year period are assumed to remain constant (2.25%). The key assumptions used concerning sales growth and terminal value are believed to be reasonable and consistent with available market data. For the year ended December 31, 2011, the carrying amount of the CGU exceeded its recoverable amount.

The results of the analysis indicated that impairment existed in the current year of €59,448.

6.	Trade and other payables:

Trade and other payables consist of the following as of December 31, 2010 and 2011:

	2010	2011
	EUR	EUR
Trade payables	805	124
Accrued marketing	1,669	4,630
Accrued professional fees	511	290
Deferred rent, current	377	381
Accrued payroll	467	735
Other payables	874	1,607

	4,703	7,767

Trade payables generally have credit terms of 30-60 days.

Other payables mainly relate to payroll liabilities, amounts due to consultants, transaction fees, and other miscellaneous accruals repayable within twelve months.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

7.	Other non-current liabilities:

Other non-current liabilities consist of the following as of December 31, 2010 and 2011:

	2010	2011
	EUR	EUR
Derivative financial instrument - advertising contract	1,157
Deferred rent, non current	1,240	750
Onerous contract liability, non-current (Note 11)		323

	2,397	1,073

On June 24, 2010, the Company signed an advertising contract with a media firm, M6 Web (“M6”). M6 is a television and internet outlet in France. Under the terms of this agreement, the Company was permitted to defer payment of 85% of certain media costs until 2015 (or 2013 in the event of early termination) when a balloon payment would be payable.

In October 2011, the Company terminated the marketing agreement with M6. The termination of the agreement resulted in a settlement from the Company in the amount of €1,700 in satisfaction of all amounts owed to M6. This amount is recorded as a marketing expense and related current liability as of December 31, 2011. As a result of the termination of the agreement, no derivative liability exists as of December 31, 2011.

8.	Share capital:

The share capital balance at December 31, 2010 and 2011 represents the issued share capital to BEG and Gigamedia of 30,906 shares at €1 par value.

9.	Reserves:

Share premium:

Share premium represents the excess of the issue price, for local jurisdiction purposes, over the par value of the shares issued.

Foreign exchange reserve

The currency translation reserve represents translation differences arising from the translation of foreign currency financial statements into the Company’s functional currency.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

10.	Retirement plan

Certain of the Company’s subsidiaries offer their employees access to a defined contribution retirement plan after three months of employment. Employee participation in these plans is voluntary. Active plan participants (those who are currently contributing to the plan) are eligible to receive a matching employer contribution for each pay period they make contributions. Employer contributions vest either immediately or after one year and are limited to 3% of the participants qualified compensation for the pay period.

Employer contributions totaled €211 and €201 for the year ended December 31, 2011 and nine month period ended December 31, 2010, respectively. The employer contribution liability was €0 as December 31, 2010 and 2011.

11.	Commitments:

The following table summarizes future contracted commitments on contracts with non-cancelable terms in excess of one year as of December 31, 2011:

	2012	2013	2014	Total
	EUR	EUR	EUR	EUR
Office leases	1,762	1,741	1,350	4,853
Olympic Lyonnais sponsorship agreements	1,125	—	—	1,125

Total	2,887	1,741	1,350	5,978

In connection with the acquisition of Everest, the Company assumed a lease for office space in Cambridge, Massachusetts. The term of the lease is 72 months (through September 2014). Rental payments were 1,592 USD (€1,191) and 2,169 (€1,676) for the nine months ended December 31, 2010 and year ended December 31, 2011, respectively. Under the terms of the lease, the lessor provided a tenant construction allowance 1,975 USD (€1,526) which is included within the deferred rent liability and is being recorded as a reduction to rent expense ratably over the term of the lease. The tenant construction allowance is included in the leasehold improvements acquired in the acquisition. In 2011, the Company determined that a portion of the leased property would not be utilized prospectively and that it would seek a third-party to sublet the unused space. A provision of €570, (€247 of which is classified as short-term and is included within “trade and other receivables”, and €323 of which is classified as long-term) was recognized for the un-utilized portion of the lease less estimated future proceeds from the sublet. The Company anticipates it will record annual rental expense of approximately 1,357 USD (€1,049) throughout the remaining term of the lease.

12.	Significant related-party transactions:

Management defines related parties as prescribed in IAS 24.

Management fee and key management compensation:

The Company’s majority shareholder, BEG, assesses a management fee for services performed on behalf of the Company. The management fee is equal to 2% of net gaming revenue. In the event this formula yields less than 1,500 USD for a particular calendar year, the management fee is rounded up to 1,500 USD. The 2010 management fee was prorated to 1,125 USD (€851) for the nine month period ended December 31, 2010. The minimum management fee of 1,500 USD (€1,078) was assessed for the year ended December 31, 2011.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

12.	Significant related-party transactions (continued):

Management fee and key management compensation (continued):

For the year ended December 31, 2011 and the nine months ended December 31, 2010, the Company incurred €778 and €421, respectively, in key management compensation expense.

License fee:

The Company earns a 5% licensing fee from BetClic Enterprises (“BetClic”), a subsidiary of BEG, based on the game rake and tournament fees (commissions) generated by BetClic’s players while playing on Everest Poker Network, which is recorded within net gaming revenue in the consolidated statement of comprehensive loss. Total income recorded during the year ended December 31, 2011 and the nine months ended December 31, 2010 was approximately €526 and €325, respectively.

Related party receivables and payables:

The Company has the following related party receivable balances outstanding as of December 31, 2010 and 2011:

	2010	2011
	EUR	EUR
BetClic	887	767
Expekt		45
Gigamedia	108	169

	995	981

The Company has recorded a related party receivable balance as of December 31, 2011 and 2010 in the amount of €767 and €887, respectfully from BetClic. BetClic’s online players from France play on the Company’s poker software and server. Losses incurred by the BetClic players to the Company’s players are invoiced to BetClic each month as are BetClic’s promotional costs and a nominal licensing fee.

The related party receivables from Expekt, a subsidiary of BEG, and Gigamedia include reimbursement for a variety of costs, including legal and professional expenses.

The Company has the following related party payable balances outstanding as of December 31, 2010 and 2011:

	2010	2011
	EUR	EUR
BEG	2,829	12,678
BetClic	500	380
Gigamedia	1,127	5,136

	4,456	18,194

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

12.	Significant related-party transactions (continued):

Related party receivables and payables (continued):

The Company has recorded a payable at December 31, 2011 and 2010 to BEG in the amount of €727 and €955, respectfully, for French gaming tax withheld from French players. BEG submits the gaming tax to the French Government taxing authorities. In 2011 and 2010 the Company also incurred €3,792 and €1,023, respectively, in expenses relating to vendor invoices paid on behalf of the Company by BEG for professional services. In addition, in 2011 and 2010 the Company has also recorded a payable due to BEG of €2,201 and €851, respectively, related to the management fee agreement. The Company has short-term loans payable to BEG in the amount of €5,958 which bear interest at 3% and are due on demand with 90 days notice. Of the €5,958 proceeds received in 2011, a loan balance of €4,098 is denominated in USD ($5,303). The Company has also recorded a payable at December 31, 2011 and 2010 to BetClic in the amount of €380 and €500 for payments due from a sponsorship agreement.

The Company has recorded a payable at December 31, 2011 and 2010 to GigaMedia of €715 and €678 for invoices paid by GigaMedia after April 1, 2010 on behalf of the Company. In 2011, the Company received loans in the amount of €3,972 from Gigamedia which bear interest at 3% and are payable on demand. Of the €3,972 proceeds, a loan of €2,732 is denominated in USD ($3,535). The Company also has a short term loan payable to Gigamedia of €449. The loan does not bear interest and is due on demand.

13.	Financial risk management objectives – policies:

The Company’s overall financial risk management program seeks to minimize potential adverse effects of financial performance of the Company. Management has in place processes and procedures to monitor the Company’s risk exposures while balancing the costs associated with such monitoring and management against the costs of risk occurrence. The Company’s risk management policies are reviewed periodically for changes in market conditions and the Company’s operations.

The Company is exposed to financial risks arising from its operations and the use of financial instruments. The key financial risks include credit risk, liquidity risk, interest rate risk, foreign currency risk and market risk.

As of December 31, 2010 and 2011, the Company’s financial instruments mainly consisted of cash and cash equivalents, receivables from payment processors and trade payables. As of December 31, 2010, the Company’s financial instruments also included a derivative liability instrument related to an advertising contract which was terminated in October 2011.

(a)	Credit risk:

Credit risk is the risk of financial loss to the Company if a customer or a payment processor fails to meet its contractual obligations. Credit risk of the Company arises principally from the Company’s receivables from payment processors. The Company’s exposure to credit risk is concentrated within balances due from payment processors and poker network recoveries.

The Company’s contracts with payment processors allow for a wide variety of payment terms; some balances are available on demand, while others balances function similar to security retention and are not payable until six months after they are withheld. On a dollar percentage basis these balances are payable to the Company within approximately six weeks, on average.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

13	Financial risk management objectives – policies (continued):

(a)	Credit risk (continued):

The Company’s Director of payments reviews all contracts with payment processors and licensees within the Everest poker network before a relationship is established.

Mangas Everest currently has one licensee within the everest.fr poker network, BetClic, a related party and subsidiary of BEG.

Industry reputation is considered and probity is performed on the payment processor or licensee (and its principals if deemed necessary). Relationships with payment processors are closely monitored and altered if deemed appropriate.

As the Company does not hold any collateral, the maximum exposure to credit risk for each class of financial instruments is the carrying amount of that class of financial instruments presented on the consolidated statement of financial position. The provision for impairment loss is based upon a review of the expected collectability of all processor and other receivables and subject to approval by the Chief Operating Officer. In 2011 management expensed €448 in uncollectable receivables from payment processors and €0 in 2010.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents in bank deposits, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by placing such deposits in high credit quality financial institutions. Management believes that the financial institutions that hold the Company’s deposits are financially sound and have minimal credit risk. The Company has not experienced any losses on cash and cash equivalents to date.

There is no receivable that is past due and/or impaired. No impairment loss was recognized in profit or loss, as the processor receivables were subsequently received.

(b)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in raising funds to meet commitments associated with financial instruments. The Company’s policy is to regularly monitor current and expected liquidity requirements to ensure that it maintains sufficient reserves of cash to meet its liquidity requirements in the short and long term. As of December 31, 2010 and 2011 the Company has no bank borrowings.

The Company has received additional funding from its shareholders to assist with operations. There is no assurance that this funding will continue in future periods. The Company has also had the use of its USD bank accounts at Natwest restricted due to a change in policies when dealing with gaming companies. The Company is in the process of establishing new USD bank accounts at Barclays Bank.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

13.	Financial risk management objectives – policies (continued):

(c)	Market risk

Market risk is the risk that changes in rates, such as foreign exchange rates and interest rates, will affect the Company’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters.

(d)	Currency risk

Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. Currency risk arises when transactions are denominated in foreign currencies.

For the nine months ended December 31, 2010 and year ended December 31, 2011, approximately 40% of the Company’s revenue and costs were based in Euro and approximately 60% of the Company’s revenue and costs were based in US Dollars. Therefore, from a revenue and expenditure perspective, currency risk is moderate. From a cash perspective, approximately 55% of the Company’s cash is held in USD at December 31, 2011. As of December 31, 2010, 85% of cash reserves were held in USD.

(e)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of the Company’s financial instruments will fluctuate because of changes in market interest rates. The Company does not have any bank borrowings or investments in other financial assets, other than cash and cash equivalents.

14.	Contingencies:

Litigation:

The Company was engaged in litigation with Harrah’s License Company, LLC (“Harrah’s”) regarding the World Series of Poker (“WSOP”) contract termination. The agreement was entered into in 2008 with GigaMedia’s subsidiary Ultra Internet Media S.A. (“UIM”), and was terminated on April 1, 2010 by UIM. UIM filed a lawsuit against Harrah’s on April 2, 2010. Technically, UIM was the plaintiff in the lawsuit. The amendment to the SAPA provided for control of the litigation to be held by the Company, with certain settlement and payment rights/obligations divided between the shareholders of the Company. Harrah’s filed a complaint for Breach of Contract against UIM on April 27, 2010.

During the year ended December 31, 2011, the court ruled in Harrah’s favor and the settlement amount of 5,750 USD (€4,037) was paid in full by the Company on August 16, 2011.

15.	Capital management:

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern and to maximize the returns to shareholders’ value through the optimization of the debt and equity balances.

The Company actively and regularly reviews and manages its capital structure to ensure optimal capital structure and shareholders’ returns, taking into consideration the future capital requirements of the Company and capital efficiency, prevailing and projected profitability, projected cash flows, projected capital expenditures and projected investment opportunities. The Company currently has not adopted any formal dividend policy.

MANGAS EVEREST S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PERIOD FROM APRIL 1, 2010 THROUGH DECEMBER 31, 2010

AND THE YEAR ENDED DECEMBER 31, 2011

(EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

15.	Capital management (continued):

The Company manages its capital structure and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, the Company may issue dividend payments to shareholders, return capital to shareholders, or raise new debts.

16.	Investment in subsidiaries:

The Company is the holding company for Everest. The following table shows details of the Company’s principal subsidiary undertakings. The issued share capital of each subsidiary is fully paid and each is included in the consolidated accounts of Everest:

Name of Subsidiary	Country of Incorporation	Ownership Percentage	Principal Business
Owned by Mangas Everest S.A.S:
MCG1 Holding Malta Limited	Malta	99.9%	Holding Company
New CIDC Delaware Corp.	United States	100%	Software Development
Cambridge Interactive Development Corp. Limited	United Kingdom	100%	Marketing Support Services
Everest Gaming Marketing Services Limited	United Kingdom	100%	Marketing Support Services
Global Interactive Services, Inc.	Canada	100%	IT and Customer Support Services
Everest Gaming (Gibraltar) Limited	Gibraltar	100%	Online Gaming

Owned by MCG1 Holding Malta Limited:
Everest Gaming Limited	Malta	99.9%	Online Gaming
Cordovan Limited	Gibraltar	100%	Marketing Services
Apex Star Pacific Limited	British Virgin Islands	100%	Dormant

Owned by Everest Gaming (Gibraltar) Limited:
Everest Gaming Financial Services Limited	United Kingdom	100%	Treasury and Transaction Services
Everest IP Limited	Gibraltar	100%	Dormant

17.	Subsequent Event:

The Company held a board meeting on April 19, 2012 and a €6,400 share capital increase was approved. The Company’s share capital is to be increased from €30,906 to €36,725 by issuing 5,817,743 Class X shares with a nominal value of €1 each. The total share premium associated with the share capital increase would amount to €581, or €0.10 per each new Class X share. The increase of capital is to be fully subscribed by BEG, the holder of Class X shares, by converting certain receivables it is due from the Company. The board members agreed to convene an Extraordinary General Meeting on April 30, 2012 to have the share capital increase approved by GigaMedia and BEG, as shareholders of the Company. Upon the completion of the share capital increase, BEG’s shareholding in the Company will be increased from 60 percent to 66.34 percent, and GigaMedia’s shareholding in the Company will be diluted from 40 percent to 33.66 percent.